Exhibit 99.2

Capnia, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 22, Capnia, Inc. (the “Company”) agreed to acquire Essentialis, Inc. (“Essentialis”) a privately-held development stage company. The Company completed the merger on March 7, 2017.The Company acquired all outstanding shares of Essentialis in exchange for 24.4 million shares of Capnia common stock and cash payments contingent on attainment of cumulative future revenue milestones. The following unaudited pro forma condensed combined balance sheet as of December 31, 2016 is based on the historical consolidated financial statements of the Company, the historical financial statements of Essentialis and the impact of the acquisition of Essentialis on the Company’s financial position. The unaudited pro forma condensed combined statement of income present the combined results of the Company’s operations with Essentialis as if the acquisition of the assets had occurred at the beginning of the period presented and include adjustments that are directly attributable to the acquisition, are expected to have a continuing impact on the combined results, and are factually supportable. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition of the assets at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

These Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the:

•	Separate historical financial statements of the Company as of and for the year ended December 31,
2016 included in the Company's Annual Report on Form 10K; and

•	Separate historical financial statements of Essentialis as of and for the years ended December 31, 2016 and December 31, 2015 as Exhibit 99.1;

The transaction has been accounted for as an asset acquisition under the acquisition method of accounting. Accordingly, the identifiable intangible assets acquired have been recorded at fair value (see Note 2). The Company’s historical consolidated financial information has been adjusted to give effect to the impact of the consideration paid in connection with the acquisition. The amounts allocated to the assets in the Unaudited Pro Forma Condensed Combined Balance Sheet are based on the fair value (see Note 2) of the assets as of March 7, 2017. The Company did not assume any liabilities that would be recorded on the Unaudited Pro Forma Condensed Combined Balance Sheet.

Capnia, Inc.
Unaudited Pro Forma Condensed Consolidated Statements of Operations
Year Ended December 31, 2016
(In thousands, except share and per share data) (unaudited)
			Proforma Adjustments (Note 3)
					Pro Forma
	Capnia	Essentialis			Combined
Revenue	$1,451	$—	$—		$1,451
Cost of product revenue	1,509	—	—		1,509
Gross profit	(58)	—	—		(58)

Expenses
Research and development	5,185	265	1,420	(a)	6,870
Sales and marketing	1,631	—	—		1,631
General and administrative	6,736	697	—		7,433
Total expenses	13,552	962	1,420		15,934
Operating income (loss)	(13,610)	(962)	(1,420)		(15,992)
Other income (expense)	—	67	—		67
Interest Expense	—	(327)	—		(327)
Change in fair value of warrants liabilities	1,667	—	—		1,667
Cease-use expense	(94)	—	—		(94)
Other expense	(7)	—	—		(7)
Loss before provision for deferred taxes	(12,044)	(1,222)	$(1,420)		(14,686)
Provision for deferred taxes	21	—	—		21
Net loss	(12,065)	(1,222)	$—		(13,287)
Loss on extinguishment of convertible preferred stock	(3,651)	—	—		(3,651)
Net loss attributable to common stockholders	$(15,716)	$(1,222)	$(1,420)		$(18,358)
Net loss per common share:
Basic and diluted	$(1.01)				$(0.36)
Weighted-average common shares outstanding used to calculate net loss per common share:
Basic and diluted	15,507,484		34,813,972	(b)(k)(l)	50,321,456

Soleno Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2016
(In thousands, except share data) (unaudited)
	Capnia	Essentialis	Proforma Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$2,726	—	$10,000	(d)(e)(k)(l)	$12,726
Accounts receivable	133	—	—		133
Restricted cash	35	—	—		35
Inventory	660	—	—		660
Prepaid expenses and other current assets	247	—	—		247
Total current assets	3,801	—	10,000		13,801
Long-term assets
Property and equipment, net	103	—	—		103
Goodwill	718	—			718
Other intangible assets, net	817	—	20,449	(f)	21,266
Other assets	126	—	—		126
Total assets	$5,565	—	$30,449		$36,014
Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$538	$691	$(118)	(c)(d)	$1,111
Accrued interest expense	—	$1,068	(1,068)	(i)	$—
Notes payable	—	4,506	(4,506)	(i)	—
Accrued compensation and other current liabilities	1,169	83	4,136	(d)(h)	5,388
Total current liabilities	1,707	6,348	(1,556)		6,499
Long-term liabilities
Series A warrant liability	194	—	—		194
Series C warrant liability	86	—	—		86
Other long-term liabilities	143	—	1,090	(g)	1,233
Total liabilities	2,130	6,348	(466)		8,012
Stockholders’ equity (deficit)
Preferred Stock, $0.001 par value, 10,000,000 shares authorized:
Series A convertible stock, 10,000 shares designated; zero issued and outstanding as of December 31, 2016	—	—	—		—
Series B convertible stock, 13,780 shares designated; 12,780 issued and outstanding as of December 31, 2016	—	—	—		—

Series A convertible preferred stock, $0.001 par value	—	20	(20)	(j)	—
Series B convertible preferred stock, $0.001 par value	—	12	(12)	(j)	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 16,786,952 shares issued and outstanding at December 31, 2016	17		35	(b)(j)(k)(l)	52
Common stock, $0.001 par value		4	(4)	(j)	—
Additional paid-in-capital	101,730	23,814	718	(d)(e)(f)(j)	126,262
Accumulated deficit	(98,312)	(30,198)	30,198	(c)(j)	(98,312)
Total stockholders’ equity (deficit)	3,435	(6,348)	30,915		28,002
Total liabilities and stockholders’ equity	$5,565	—	$30,449		$36,014

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Note 1: Description of transaction and basis of presentation

On December 22, 2016, Capnia, Inc. or the Company agreed to acquire Essentialis, Inc. or Essentialis, a privately-held development stage business, to accelerate the development of new therapeutics for selected rare diseases. On March 7, 2017, the Company completed the merger and acquired all outstanding shares of Essentialis in exchange for 24.4 million shares of the Company common stock and future cash payments if certain cumulative revenue milestones are achieved from oral dosage products containing diazoxide choline as an active pharmaceutical ingredient. As of March 7, 2017, the merger was valued at approximately $19.9 million based on the closing price of Capnia common stock and the estimated fair value of the milestone payments. The milestone payments of $10 million and $20 million when cumulative net sales equal $100 million and $200 million, respectively, were valued at $1.1 million, the discounted present value. The Company’s obligation to make milestone payments expires December 31, 2030. The Company incurred transaction costs of $0.6 million that were capitalized.

At the close on March 7, 2017, the Company released seventy-seven percent (18.9 million shares) of the stock consideration. Four percent (0.9 million shares) was held back for one year and reserved for potential breaches of representations and warranties. Twenty percent (4.6 million shares) of the Capnia common stock to be issued will be released upon the initiation of a Phase II/III clinical trial on or before December 31, 2020 for an oral dosage product containing diazoxide choline as an active pharmaceutical ingredient. The Company believes it is likely that such a Phase II/III clinical will be initiated in 2017 and therefore, the fair value of these shares has not been discounted.

In accordance with ASC 2017-01, the Company early adopted the guidance and accounted for the transaction as an asset acquisition, as it was determined that all of the fair value of the gross assets acquired was concentrated in a single identifiable asset.

Note 2: Purchase price

The aggregate purchase price consideration is as follows (in thousands):

Fair value of Soleno Therapeutics Common Stock Consideration		$18,786
Fair value of contingent cash consideration		1,090
	Total	$19,876

At the closing, the Company does not anticipate acquiring any assets other than intellectual property, or assuming any significant liabilities. On March 7, 2017, Essentialis had a negative net working capital of approximately $16,000.

The agreement to make milestone payments in the future resulted in the recognition of a contingent consideration, which is recognized at the inception of the transaction, and subsequent changes to the estimated amounts of contingent consideration to be paid will be recognized as charges or credits in the statement of operations. Based on studies which document the likelihood of all drug indications moving from Phase II through approval, the probability of paying the contingent cash consideration was estimated at 15.3%. In the event of success, the fair value of $1,090,125 was determined by discounting the payments at a rate of 21% to 30%, which is commensurate with the Company’s cost of capital.

For the purpose of this pro forma analysis, the purchase price has been allocated entirely to an identifiable intangible asset based on its estimated fair value, as follows:

Patents and intellectual property		$19,876
Asset acquisition costs		573
	Total	$20,449

Note 3: Pro forma adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price and the fair valuation of acquired assets. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) The adjustment for the amortization of the intellectual property acquired over the legal remaining patent life of 14 years assuming that the acquisition of the intellectual property occurred as of January 1, 2015.

(b) The adjustment for the issuance of 24.4 million shares of Capnia common stock in the merger.

(c) The adjustment to accrue estimated transaction costs of $572,594 for Capnia.

(d) The adjustment to payoff $1.5 million of liabilities of Essentialis prior to the completion of the merger

(e) The adjustment for $1.5 million of additional capital required by Essentialis to satisfy all liabilities prior to closing.

(f) The adjustment for the purchase price of the intangible asset of $19.9 million, plus acquisition costs of $572,594(See Note 2).

(g) The adjustment to record the discounted present value of $1.1 million for the cash milestone payments

(h) The adjustment to record the value of $4.2 million for the holdback and milestone shares.

(i) The pre-merger adjustment to the balance sheet of Essentialis, Inc. to convert $4.5 million of related party debt and $1.1 million of accrued interest to equity.

(j) The adjustment to eliminate the Convertible preferred stock, common stock, additional paid in capital and accumulated deficit of Essentialis.

(k) The issuance of 8.3 million shares of Capnia common stock at $0.96 per share for gross proceeds of
$8 million in the merger financing.

(l) The issuance of 2.1 million shares of Capnia common stock at $0.96 per share for gross proceeds of $2 million from Aspire Capital LLC in the Aspire financing.